EXHIBIT 3.1

RESTATEMENT OF THE CERTIFICATE OF ORGANIZATION
OF
LINCOLNWAY ENERGY, LLC

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

The Members of Lincolnway Energy, LLC, an Iowa limited liability company, elected to have Lincolnway Energy, LLC be subject to the Iowa Revised Uniform Limited Liability Company Act (the "Act") effective as of November 10, 2010.  As part of that election, and pursuant to Section 489.202(3) of the Act, Lincolnway Energy, LLC adopts this restatement of the certificate of organization, with the articles of  restatement of Lincolnway Energy, LLC which were filed on June 29, 2007 having been amended by the Members of Lincolnway Energy, LLC by repealing the articles of restatement in their entirety and by substituting this restatement of the certificate of organization in lieu thereof.

ARTICLE I

The name of the limited liability company is Lincolnway Energy, LLC (the "Company").

ARTICLE II

The street and mailing address of the registered office of the Company is 700 Walnut, Suite 1600, Des Moines, Iowa 50309.

ARTICLE III

The name and street and mailing address of the registered agent for service of process of the Company is Wade H. Schut at 700 Walnut, Suite 1600, Des Moines, Iowa 50309.

Dated this 10th day of November, 2010.

By:	/s/ Jeff Taylor
Name: Jeff Taylor
Title: Manager

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